                                                                  Exhibit 99.387


                      WHITE PAPER FOR CAISO FTR DISCUSSION
        POSITION: ALL AVAILABLE FTRS SHOULD BE RELEASED IN THE FIRST YEAR

1. Until FTRs are issued for all available capacity under the CAISO's control, service through the California System (e.g. NW to SW or SW to NW) is inferior to the point-to-point service which would have been provided under FERC Order No. 888. Until the FTRs are issued to provide price certainty, the equivalent of firm point-to-point transmission service is unavailable from CAISO. An FTR phase-in will perpetuate inferior service for several years.

2. The release of all available FTRs will create a larger, more fluid market in FTRs. The primary auctions and secondary markets won't attract much interest unless there is sufficient volume to make it worthwhile to bid. The amount of rights on many paths is already small, so releasing only a part of those FTRs will not produce a block of capacity large enough to make bidding on them meaningful.

3. There will be little cost increase to run an auction that releases all of the rights as compared to some of the rights. If there is a worry about the mechanics of the auction, then run two primary auctions the first year, about a week apart in the Fall of 1998, with each selling 50% of the available rights.

4. There are already a large number of phase-ins associated with moving to competition: CTC, direct access, billing and metering unbundling, and divestiture. Another phase-in only serves to slow down the move to competition and reduce interest in the market.

5. If only a portion of the FTRs are released, the prices will not provide meaningful guidance to the prices which will be obtained when all FTRs are released to auction. With the proposed multi-round auction, a market clearing price will be obtained for the FTRs released, i.e. the maximum price at which all the FTRs offered can be sold. Not all auction participants will place the same value on the FTRs. If only 1/3 of the FTRs are released, the clearing price to sell that 1/3 will be based on the bids of the participants at the high end of the value scale. This price will tell nothing about the clearing price which would be obtained if all FTRs were released. In order to sell the other 2/3's of the FTRs, the bids of those a lower threshold value will enter into setting the market clearing price.

6. Proponents of an FTR phase-in have argued the phase-in is necessary to avoid an undervaluing of the FTRs in the first year auction with a penalty to the owners by the CPUC for failing to get full value from the FTRs. The position limits competition and does not hold up when examined carefully.

      - It is every bit as likely, and perhaps more so, that the FTRs will be overvalued in the first year auction, because the desire for cost certainty will be higher when there is less information about the level of congestion cost.

      - Even if the FTRs were undervalued, the decision to release the FTRs is a decision to be made CAISO with the approval from FERC. As a result the revenues obtained will be outside the discretionary control of the owners. The owners have exercised diligence in protecting their customers by advancing this issue. A disallowance or penalties of a cost outside an owners control would be unusual. It would be the equivalent of disallowing taxes.

      - The congestion revenues will be small compared to the total revenue requirement of the owners, so the effect of a low market valuation of FTRs will be even smaller.

      - Finally, the owners can bid for the FTRs on the same basis as all users - everyone will face the same degree of uncertainty.

7. If a limit on release is imposed then make it a percentage of the total transfer capability available capacity including unconverted rights. It would be useful to have the ISO prepare an estimate of the MW of rights to be auctioned on each interface so that the ISO Board can better assess the impact of its decision.

8. The congestion revenues will be allocated in any event. It is better to have this allocation done via a market mechanism and reduce the allocation via arbitrary pro-rata rules.